Exhibit 10.1


                               Liz Claiborne, Inc
                                  1441 Broadway
                               New York, NY 10018

                                                November 3, 2003


Paul R. Charron
70 Oxridge Lane
Darien, CT. 06820

Dear Paul:

The undersigned Liz Claiborne, Inc. ("the Company") desires to employ you in the capacities of Chairman and Chief Executive Officer of the Company, and you desire to be so employed by the Company, in each case subject to the terms and conditions set forth in this letter agreement ("Agreement"). As used in this Agreement, the term the "Claiborne Group" means and includes the Company and each of its subsidiaries and affiliated companies and ventures from time to time.

Accordingly, in consideration of the mutual covenants hereinafter set forth and intending to be legally bound, the Company and you hereby agree as follows:

1.   Employment; Term. The Company hereby employs you, and you hereby accept
     ----------------
such employment and agree to serve the Claiborne Group, upon the terms and conditions hereinafter set forth, for a term commencing on November 3, 2003 and (unless sooner terminated as hereinafter provided) expiring on December 31, 2006 (the "Employment Period").

2.   Position; Conduct.
     -----------------

          (a) Position. During the Employment Period, you will hold the titles
              --------
and offices of, and serve in the positions of, Chief Executive Officer of the Company and (subject to any legal, regulatory (including stock exchange), or fiduciary requirements) Chairman of the Board of Directors of the Company (the "Board of Directors"). You shall report to the Board of Directors and shall perform such specific duties and services as Chairman and Chief Executive Officer (including services as an officer, director or equivalent position of any subsidiary, affiliated company or venture of the Claiborne Group, without additional compensation) as the Board of Directors shall reasonably request consistent with your position. You will be based at the Company's principal executive offices, currently in New York, New York. Your performance shall be reviewed periodically by the Board of Directors.

          (b) Responsibilities. During the Employment Period, you agree to (i)
              ----------------
devote your full time and attention and best efforts to the business and affairs of the Claiborne Group and to faithfully and diligently perform, using your best efforts, all of your duties and responsibilities; (ii) abide by all applicable policies of the Claiborne Group from time to time in effect; and (iii) not take any action or conduct yourself in any manner which would tend to harm


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

the reputation or goodwill of the Claiborne Group. Nothing in this paragraph shall preclude you from devoting reasonable time and attention to (x) serving, with the prior approval of the Board of Directors (which shall not be unreasonably withheld), as director, trustee or member of a committee of any organization involving no conflict of interest with the interests of the Claiborne Group; (y) engaging in charitable and community activities; and (z) managing your personal investments and affairs; provided that such activities do not, individually or collectively, interfere with the performance of your duties and responsibilities as contemplated under this Agreement.

3.   Board of Directors. Subject to the right to elect directors of the Company
     ------------------
by law vested in the stockholders and directors of the Company, you agree to serve on the Board of Directors at the request of the Company without additional compensation. By your signature below, you agree that any termination of your employment with the Company shall also constitute your resignation as a director of the Company.

4.   Salary; Additional Compensation; Perquisites and Benefits.
     ---------------------------------------------------------

          (a) Base Salary. Effective as of the date hereof, the Company will pay
              -----------
you a base salary (your "Annual Base Salary") at an annual rate of $1,500,000; provided, however, that the portion of your Annual Base Salary that is in excess of $1,000,000 in any calendar year during the Employment Period shall be automatically deferred and credited to your Deferred Salary Account pursuant to the Liz Claiborne Retirement Income Accumulation Plan (the "RIAP"), and shall immediately be treated as vested under the RIAP.

          (b) Annual Performance-Based Cash Bonus. During the Employment
              -----------------------------------
Period, you will participate, in accordance with and subject to the terms and conditions thereof and the provisions of this Agreement, in the Company's
Section 162(m) Cash Bonus Plan (as amended and restated, March 12, 2003). Your target bonus under such Section 162(m) Plan for each fiscal year of the Employment Period (beginning with fiscal year 2004) shall be 100% of your Annual Base Salary. For each such year, the Compensation Committee of the Board of Directors (the "Compensation Committee") shall establish a target performance threshold (the "Target Threshold"), a minimum performance threshold (the "Minimum Threshold"), a superior performance threshold (the "Superior Threshold") and a maximum performance threshold (the "Maximum Threshold"). All such thresholds shall be determined in good faith by the Compensation Committee. Your bonus shall be computed in the following manner for each such year:

          (i) If the performance results for such year are below the Minimum Threshold, you shall receive no bonus for such year.

          (ii) If the performance results for such year equal the Minimum Threshold, you shall receive a bonus of 50% of your Annual Base Salary for such year.

          (iii) If the performance results for such year equal the Target Threshold, you shall receive a bonus of 100% of your Annual Base Salary for such year.


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

          (iv) If the performance results for such year equal the Superior Threshold, you shall receive a bonus of 150% of your Annual Base Salary for such year.

          (v) If the performance results for such year equal or exceed the Maximum Threshold, you shall receive an amount (the "Maximum Bonus") which shall be established by the Compensation Committee in its discretion no later than 90 days after the beginning of such year for such year (which amount shall under no circumstances exceed 200% of your Annual Base Salary).

          (vi) If the performance results for such year fall between the Minimum Threshold and the Target Threshold, you shall receive a bonus between 50% of your Annual Base Salary and 100% of your Annual Base Salary, interpolated based on the performance results (for example, if the Minimum Threshold is 2x and the Target Threshold is 5x, and the actual performance results are 3x, you shall receive a bonus of 2/3 of your Annual Base Salary).

          (vii) If the performance results for such year fall between the Target Threshold and the Superior Threshold, you shall receive a bonus between 100% of your Annual Base Salary and 150% of your Base Salary, interpolated based on the performance results (for example, if the Target Threshold is 5x, the Superior Threshold is 8x, and the actual performance results are 7x, you shall receive a bonus of 1 1/3 of your Annual Base Salary).

          (viii) If the performance results for such year fall between the Superior Threshold and the Maximum Threshold, you shall receive a bonus between 150% of your Annual Base Salary and the Maximum Bonus, interpolated based on the performance results (for example, if the Maximum Bonus is 200% of your Annual Base Salary, the Superior Threshold is 6x, the Maximum Threshold is 8x, and the actual performance results are 7x, you shall receive a bonus of 1 3/4 of your Annual Base Salary).


          (c) Employee Benefits. During the Employment Period, you and your
              -----------------
family will participate, generally on the same basis as other similarly situated senior executives of the Claiborne Group, in accordance with and subject to the respective terms and conditions thereof as to eligibility and otherwise, in the Company's existing Profit-Sharing Retirement Plan, 401(k) Savings Plan and Supplemental Executive Retirement Plan relating to the Profit-Sharing and Savings Plans, as well as the Company's medical, dental, long-term disability and life insurance programs (subject in the case of life insurance to insurability at standard rates) and employee discount purchase program. In addition, if you remain employed by the Company through December 31, 2006 (or if your employment is terminated earlier by the Company without Cause, by you for Good Reason, or due to your death or Disability), the Company will arrange for your continued participation, and the continued participation of your family, in its medical and dental plans during the period commencing on your termination of employment and


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

concluding on your 65th birthday (or, at its option, will provide you with comparable benefits during such period on the same after-tax basis as if continued participation had been permitted) and, during your lifetime, you shall be eligible to receive the employee discount on the purchase of products of the Claiborne Group.

          (d) Stock Options. For each calendar year during which part of the
              -------------
Employment Period occurs, you will receive stock options ("Stock Options") pursuant to the Company's 2002 Stock Incentive Plan (the "Incentive Plan") in accordance with the following terms and conditions:

          (i) The aggregate value on the date of grant (such value to be determined by the Compensation Committee in its sole discretion using the Black-Scholes method of valuation and accounting for risk of forfeiture consistent with the methodology used for other senior executive officers, provided, however, that when using the Black-Scholes valuation method for your Stock Options, it shall be assumed that the Stock Options shall all expire on December 31, 2009) of all Stock Options granted you in each calendar year during which part of the Employment Period occurs shall equal $1,750,000; provided, however, that you will be granted Stock Options for 2003 at a value such that the sum of the value of such Stock Options plus the value of the stock option granted to you on March 12, 2003 (the "March 12 Grant") assuming that the options subject to the March 12 Grant shall expire on December 31, 2009, will equal $1,750,000 (all such values to be determined by the Compensation Committee in its sole discretion using the Black-Scholes method of valuation and accounting for risk of forfeiture as provided above in this Section 4(d)(i)), and it is understood that the March 12 Grant (and all other stock options previously granted to you) shall not be considered a "Stock Option" for purposes of this Agreement.

          (ii) Each Stock Option shall have an exercise price equal to 100% of the fair market value of Company common stock on the applicable grant date.

          (iii) Stock Options shall be granted at the same time stock option grants are made to other senior executives of the Company, and subject to this Section 4(d), shall be on terms and conditions (including vesting schedule) substantially similar to those of stock options granted to such other senior executives; provided, however, that for 2003, in light of the fact that stock options have already been granted to senior executives of the Company (and you, pursuant to the March 12 Grant), the Company will grant Stock Options at a time other than when stock options are granted to other senior executives; and, provided, further, that if your employment is terminated due to death or Disability, all Stock Options previously granted shall vest in full.


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

          (iv) If you remain continuously employed with the Company until December 31, 2006, on the termination date of your employment (including, without limitation, a termination for any reason after December 31, 2006) you shall be considered to have retired and shall be given three years thereafter to exercise the Stock Options and the March 12 Grant, all of which shall be fully vested and exercisable. In addition, if your employment is terminated prior to December 31, 2006 by the Company without Cause or by you for Good Reason, you shall be given one year thereafter to exercise any Stock Options that were vested as of the date of such termination.

          (v) Any shares of Company stock acquired pursuant to exercise of Stock Options or the March 12 Grant shall be subject to the following restrictions on sale and transferability (except as limited below):
          With respect to any exercise prior to December 31, 2007, you will be immediately permitted to sell only 25% of the net shares acquired pursuant to such exercise, and you must retain the remainder of the net shares in accordance with the following: you will be permitted to sell half of such remaining net shares only on or after December 31, 2007, and you will be permitted to sell the remaining half of such remaining net shares only on or after December 31, 2008. With respect to any exercise on or after December 31, 2007 but prior to December 31, 2008, you will be immediately permitted to sell 62.5% of the net shares acquired pursuant to such exercise, and you will be permitted to sell the remaining 37.5% of such net shares only on or after December 31, 2008. The foregoing restrictions on sale and transferability shall be limited by each of the following: (x) you shall be permitted at any time to transfer shares to any one or more of your spouse, children, or grandchildren, one or more trusts for the primary benefit of you or any or all of them, or limited partnerships or other entities wholly-owned by you or any one or more of the other individuals or entities referred to in this clause (x), provided that such transferred shares shall be deemed to be held by you for purposes of the restrictions on sale and transfer under this Section 4(d)(v),
          (y) the restrictions on sale and transfer shall not apply to any involuntary transfer or a transfer by operation of law, such as upon the consummation of a merger or in connection with a bankruptcy proceeding, and (z) the restrictions on sale and transfer shall automatically terminate upon your death or your Disability. Additionally, upon a termination of your employment by the Company without Cause or by you for Good Reason, the Company shall determine in good faith whether to waive the foregoing restrictions on sale and transferability, it being agreed that the Company will, in making such determination, operate under a presumption that such restrictions shall generally be waived. For purposes of this Section 4(d)(v), the "net shares acquired pursuant" to a stock option exercise shall mean
          (A) the number of shares which are purchased pursuant to such exercise minus (B) any such shares which are not distributed to you in order to satisfy applicable tax withholding or in order to pay the exer-


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

          cise price (or which are sold by you to reimburse yourself for any advance of any such withholding or exercise price).

          (e) Restricted Stock. For each calendar year during which part of the
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Employment Period occurs, you will receive grants of restricted stock (as defined in the Incentive Plan) from time to time pursuant to the Incentive Plan or pursuant to the Company's 2000 Stock Incentive Plan (any stock so granted, "Restricted Stock") in accordance with the following terms and conditions:

          (i) The aggregate value of all Restricted Stock granted you in each calendar year during which part of the Employment Period occurs shall equal $1,750,000. For purposes of this Section 4(e)(i), the value of a share of Restricted Stock shall be determined by the Compensation Committee by multiplying (x) the fair market value of such share on the date of grant times (y) a number less than one (determined in the sole discretion of the Compensation Committee consistent with the methodology used for other senior executives) designed to reflect the risk of forfeiture.

          (ii) Your Restricted Stock grants, shall, subject to this Section 4(e), be granted on terms and conditions substantially similar to, and at the same time as, those of restricted stock grants to other senior executives of the Company (if any). For the avoidance of doubt, you shall receive your Restricted Stock grants regardless of whether restricted stock grants are in fact made to other senior executives of the Company.

          (iii) Each grant of Restricted Stock (other than the grant for calendar year 2003 (the "2003 Restricted Stock Grant"), which shall fully vest on the first anniversary of grant) shall vest in three equal installments on each of the first three anniversaries of the date of grant; provided, however, that if you remain continuously employed with the Company until December 31, 2006, or if you are earlier terminated due to your death or Disability (other than with respect to the 2003 Restricted Stock Grant), all Restricted Stock previously granted shall vest in full.

          (iv) Any shares of Company stock acquired pursuant to vesting of Restricted Stock other than shares acquired pursuant to vesting of the 2003 Restricted Stock Grant shall be subject to the following restrictions on sale and transferability (except as limited below):
          With respect to any vesting event prior to December 31, 2007, you will be immediately permitted to sell or otherwise transfer 25% of the net vested shares and you will be required to retain the remaining net vested shares in accordance with the following: you will be permitted to sell or otherwise transfer half of such remaining net vested shares only on or after December 31, 2007, and you will be permitted to sell or otherwise transfer the remaining half of such remaining net vested shares only on or after December 31, 2008. The foregoing restrictions on sale and transferability shall be limited by each of the following:
          (x) you shall be permitted at any time to transfer shares


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

          to any one or more of your spouse, children, or grandchildren, one or more trusts for the primary benefit of you or any or all of them, or limited partnerships or other entities wholly-owned by you or any one or more of the other individuals or entities referred to in this clause (x), provided that such transferred shares shall be deemed to be held by you for purposes of the restrictions on sale and transfer under this Section 4(e)(iv), (y) the restrictions on sale and transfer shall not apply to any involuntary transfer or a transfer by operation of law, such as upon the consummation of a merger or in connection with a bankruptcy proceeding, and (z) the restrictions on sale and transfer shall automatically terminate upon your death or your Disability. Additionally, upon a termination of your employment by the Company without Cause or by you for Good Reason, the Company shall determine in good faith whether to waive the foregoing restrictions on sale and transferability, it being agreed that the Company will, in making such determination, operate under a presumption that such restrictions shall generally be waived. For purposes of this Section 4(e)(iv), the number of net vested shares in respect of any vesting event shall equal (A) the number of shares that actually vest in such event minus (B) any such shares which are not distributed to you in order to satisfy applicable tax withholding (or which are sold by you to reimburse yourself for any advance of any such withholding).

          (f) Performance Shares. During the Employment Period, you will receive
              ------------------
performance shares (as defined in the Incentive Plan) of the Company's stock ("Performance Shares") pursuant to the Incentive Plan only in accordance with the following terms and conditions:

          (i) You will receive a grant (the "2003 Performance Share Grant") of Performance Shares in 2003 in respect of a performance period beginning on January 1, 2003 and concluding on December 31, 2005, and you will receive a grant (the "2004 Performance Share Grant") of Performance Shares in 2004 in respect of a performance period beginning on January 1, 2004 and concluding on December 31, 2006. You will receive no further grants of Performance Shares. For each of the 2003 Performance Share Grant and the 2004 Performance Share Grant, you will receive a number of Performance Shares having a target value equal to (x) (i) $7,000,000 divided by (ii) the value of one share of the Company's stock on the date of grant of such Performance Shares multiplied by (y) a number less than one (determined in the sole discretion of the Compensation Committee consistent with the methodology used for other senior executives) designed to reflect the risk of forfeiture. For each performance period, the Compensation Committee will set target performance levels, the degree of achievement of which will determine the number of Performance Shares distributed to you at the end of such performance period (or, in the case of the 2003 Performance Share Grant, upon your termination of employment). The performance criteria for this purpose shall include
          (a) total shareholder return over the period of the performance cycle versus peer


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

          group performance, and (b) cumulative earnings per share growth over the period of the performance cycle.

          (ii) You shall be fully vested in the 2003 Performance Share Grant if you remain continuously employed with the Company until December 31, 2005; provided, however, that you agree to defer distribution of any Performance Shares you earn pursuant to the 2003 Performance Share Grant until your termination of employment with the Company, and you acknowledge that during the period of deferral your right to such shares will be in no respect superior to the rights of general creditors of the Company. You shall be fully vested in the 2004 Performance Share Grant if you remain continuously employed with the Company until December 31, 2006. If, during any performance period,
          (A) your employment is terminated due to your death or Disability, then on the termination date you shall be fully vested in the right to receive a percentage of the Performance Shares to which you would have been entitled if you had continued your employment through the end of the performance period equal to the percentage of the performance period that you were employed by the Company, or (B) your employment is terminated for any reason other than due to your death or Disability, you shall have no right to any Performance Shares with respect to such period, but the Committee, in its sole discretion, may award you a portion of the Performance Shares for such period if it deems such a partial award appropriate.

          (iii) Any shares of Company stock acquired pursuant to distribution of the Performance Shares subject to the 2004 Performance Share Grant shall be subject to the following restrictions on sale and transferability (except as limited below): With respect to the net amount of Performance Shares distributed to you pursuant to the 2004 Performance Share Grant, you will be immediately permitted to sell 25% of such net amount of Performance Shares, and you will be required to retain the remaining net amount of Performance Shares in accordance with the following: you will be permitted to sell half of such remaining net amount of Performance Shares only on or after December 31, 2007, and you will be permitted to sell the remaining half of such net amount of Performance Shares only on or after December 31, 2008. The foregoing restrictions on sale and transferability shall be limited by each of the following: (x) you shall be permitted at any time to transfer shares to any one or more of your spouse, children, or grandchildren, one or more trusts for the primary benefit of you or any or all of them, or limited partnerships or other entities wholly-owned by you or any one or more of the other individuals or entities referred to in this clause (x), provided that such transferred shares shall be deemed to be held by you for purposes of the restrictions on sale and transfer under this Section 4(f)(iii),
          (y) the restrictions on sale and transfer shall not apply to any involuntary transfer or a transfer by operation of law, such as upon the consummation of a merger or in connection with a bankruptcy proceeding, and (z) the restrictions on sale and transfer shall automatically terminate


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

          upon your death or your Disability. Additionally, upon a termination of your employment by the Company without Cause or by you for Good Reason, the Company shall determine in good faith whether to waive the foregoing restrictions on sale and transferability, it being agreed that the Company will, in making such determination, operate under a presumption that such restrictions shall generally be waived. For purposes of this Section 4(f)(iii), the net amount of Performance Shares distributed to you in any distribution of Performance Shares shall equal (A) the gross number of shares that you earn minus (B) any such shares which are not distributed to you in order to satisfy applicable tax withholding (or which are sold by you to reimburse yourself for any advance of any such withholding).

          (g) RIAP. During the Employment Period, you will continue to
              ----
participate in the RIAP. The Company agrees to adopt, and you consent to, an amendment to the RIAP effective as of the date hereof in substantially the form set forth as Exhibit A hereto.

          (h) Retention Bonus. If you remain employed by the Company on December
              ---------------
31, 2004 (or if your employment is earlier terminated by the Company without Cause, by you for Good Reason, or due to your death or Disability), you shall fully vest in the right to receive a retention bonus of $500,000, which bonus will be paid to you as soon as practicable following the day that follows your termination of employment.

          (i) Reimbursement. The Company will reimburse you, in accordance with
              -------------
its standard policies from time to time in effect, for such reasonable and necessary vouchered out-of-pocket business expenses as may be incurred by you during the Employment Period in the performance of your duties and responsibilities under this Agreement.

          (j) Vacation. You shall be entitled to a vacation period to be
              --------
credited and taken in accordance with Claiborne Group policy from time to time in effect for similarly situated senior executives, which in any event shall not be less than a total of four weeks per annum.

          (k) Plans May Be Changed. Your rights under this Agreement with
              --------------------
respect to the Company's Section 162(m) Cash Bonus Plan, Profit-Sharing Retirement Plan, 401(k) Savings Plan, Supplemental Executive Retirement Plan, RIAP, Incentive Plan, medical, dental, long-term disability and life insurance programs and other programs, perquisites and policies shall not preclude the Claiborne Group from modifying or terminating any such program, perquisite or policy, subject to your right, in accordance with the terms of this Agreement, to participate in or be eligible for such program, perquisite or policy as so modified or any replacement thereof; provided, however, that if the Company's
Section 162(m) Cash Bonus Plan, Supplemental Executive Retirement Plan, RIAP, or Incentive Plan are terminated or modified in any material adverse respect with respect to your compensation opportunities, benefits, or other rights such that your overall package of compensation and benefits is materially adversely affected, the Company shall provide you with an alternative or substitute plan or arrangement such that your overall package of compensation and benefits is not materially adversely affected.


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

5.   Termination.
     -----------

          (a) Cause. The Employment Period will terminate at the election of the
              -----
Company for Cause immediately upon notice from the Company to you. As used herein, the term "Cause" means:

          (i) Your willful or intentional failure or refusal to perform or observe any of your material duties, responsibilities or obligations set forth in, or as contemplated under, this Agreement, if such breach is not cured, if curable, within 30 days after notice thereof to you by the Company;

          (ii) Any willful or intentional act or failure to act involving fraud, misrepresentation, theft, embezzlement, dishonesty or moral turpitude (collectively, "Fraud") affecting the Claiborne Group or any customer, supplier or employee of the Claiborne Group;

          (iii) Conviction of (or a plea of nolo contendere to) an offense which is a felony in the jurisdiction involved or which is a misdemeanor in the jurisdiction involved but which involves Fraud;

          (iv) Any willful or intentional act which could reasonably be expected to materially injure the reputation, business or business relationships of the Claiborne Group, or your reputation or business relationships, if such breach is not cured, if curable, within 30 days after notice thereof to you by the Company; or

          (v) Your willful or intentional failure to comply with any reasonable request or direction of the Board of Directors not contrary to the provisions of this Agreement, if such breach is not cured, if curable, within 30 days after notice thereof to you by the Company.

          (b) Standard. For purposes of this Section 5, no act, or failure to
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act, on your part shall be deemed "willful" or "intentional" unless done, or omitted to be done, by you without reasonable belief that your action or omission was in the best interests of the Claiborne Group.

          (c) Hearing. The Company will endeavor in good faith to provide you
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with a prompt hearing before the Board of Directors (at which you may be accompanied by counsel) prior to any termination for Cause hereunder.

          (d) Death; Disability. The Employment Period will terminate forthwith
              -----------------
upon your death or, at the Clairborne Group's option, by written notice to you (or your legal representative) upon your Disability. As used herein the term "Disability" means your inability to perform your duties and responsibilities as contemplated under this Agreement for a period (the "Disability Period") of more than 180 consecutive days due to physical or mental incapacity or impairment. A determination of Disability will be made by a physician satisfactory to both you and the Company; provided that if you and the Company cannot agree as to a physician, then


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

each will select a physician and these two together will select a third physician, whose determination as to Disability will be binding on you and the Company. You, your legal representative or any adult member of your immediate family shall have the right to present to the Company and such physician such information and arguments on your behalf as you or they deem appropriate, including the opinion of your personal physician. Should you become incapacitated, your employment shall continue and all base salary and other compensation otherwise due to you hereunder shall be continued through the date on which your employment is terminated for Disability (which date shall under no circumstances be earlier than the last day of the Disability Period).

6.   Severance.
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          (a) Termination For Cause; Voluntary Termination Without Good Reason;
              -----------------------------------------------------------------
Termination Due to Death or Disability. In the event that the Employment Period
--------------------------------------
is terminated due to (i) a termination by the Company for Cause, (ii) your resignation without Good Reason (as hereinafter defined), or (iii) a termination of your employment on account of your death or Disability, the Company will pay to you an amount equal to your accrued but unpaid base salary through the date of such termination, and, in the case of death or Disability, shall continue the medical and dental insurance coverage for your family called for under Section 6(b) below.

          (b) Termination Without Cause; Voluntary Termination For Good Reason.
              ----------------------------------------------------------------
Subject to Section 6(d), in the event that the Employment Period is terminated
(i) by the Company other than for Cause and other than upon your death or Disability or (ii) by you for Good Reason, then (A) the Company shall pay to you an amount equal to your accrued but unpaid base salary through the date of such termination (B) so long as you shall not have breached your obligations to the Claiborne Group under Sections 7 and 8 hereof (without limitation to any other remedy available to the Company), the Company shall provide you and your family with coverage substantially identical to that provided to other senior executives of the Claiborne Group in its medical, dental, long-term disability and life insurance programs (subject in the case of life insurance to insurability at standard rates) for 12 months following the date of such termination, and, in the case of medical and dental insurance, any longer period provided for by Section 4(c) (it being understood that, subject to applicable law, at the Executive's election, such coverage may be provided by the Executive electing continuation coverage under Section 4980B of the Internal Revenue Code of 1986, as amended ("COBRA") and the Company reimbursing the cost of such coverage), and (C) the Company shall pay to you, as and for a severance payment, two times your Annual Base Salary as soon as practicable (but in no event later than 20 days after the termination date). For the purposes of this Agreement, "Good Reason" shall mean the occurrence of one or more of the following events:
(1) your being removed from, or the assignment to you of duties inconsistent with, your position as described in Section 2(a), in either case without your consent, which is not cured within 20 days after written notice of such circumstances by you to the Company, it being understood that your removal as Chairman due to legal, regulatory (including stock exchange), or fiduciary requirements shall not constitute Good Reason; (2) a significant adverse change in the nature or scope of your authority, power, function, duties or responsibilities as Chief Executive Officer or Chairman, without your consent, which is not cured within 20 days after written notice of such circumstances by you to the Company, it being understood that your removal as Chairman due to legal, regulatory

(including stock exchange), or fiduciary requirements shall not constitute Good Reason; (3) the Company's moving its principal executive offices by more than 20 miles if such move increases your commuting distance by more than 20 miles; or
(4) a material breach by the Company of any of its material obligations under
Section 4 of this Agreement which is not cured within 20 days after written notice thereof is given by you to the Company. Unless you shall give the Company notice of any event which, after any applicable notice and the lapse of any applicable 20-day grace period, would constitute Good Reason within 180 days of your first knowing of the event, such event shall cease to be an event constituting Good Reason. Subject to the Company's cure rights described above, you may terminate your employment by written notice to the Company at any time that Good Reason for the termination exists. Notwithstanding the foregoing, in the event that your employment is terminated under circumstances constituting a Covered Termination (as defined in the Executive Termination Benefits Agreement between you and the Company dated January 1, 2001 (the "Change in Control Agreement")) during the Protected Period (as defined in the Change in Control Agreement), this Section 6(b) shall be of no force.

          (c) General. In the event that the Employment Period is terminated for
              -------
any reason, the Company's payment of salary as provided in the previous paragraphs of this Section 6 (together with reimbursement of your reasonable and necessary out-of-pocket business expenses incurred through such date in accordance with the Company's standard policy in effect at such time), the maintenance of continued participation in the Company's medical, dental, long-term disability and life insurance programs, if applicable, under this
Section 6, and the vesting, continuation and payment of the other compensation, perquisites and benefits provided for in Section 4 (including pursuant to the plans referred to therein) shall constitute complete satisfaction of all obligations of the Company to you pursuant to this Agreement. Upon any such termination, you shall cease to be an employee of the Company for all purposes and except as otherwise expressly set forth in this Section 6, Section 4, or
Section 14 of this Agreement, the Company shall have no obligation under this Agreement to provide you with any employee benefits or perquisites hereunder. Nothing in this Section 6(c) shall be deemed to alter or diminish any rights you may have under plans established by the Company, including the Company's Supplemental Executive Retirement Plan, Profit-Sharing Retirement Plan, 401(k) Savings Plan, RIAP or Incentive Plan or under COBRA.

          (d) Release Requirement. The Company expressly conditions its
              -------------------
provision of all payments and benefits due to you pursuant to this Section 6 on receipt from you of a full release of all claims against the Company, and its officers, directors, and affiliates, in a form and manner reasonably acceptable to the Company.

          (e) Expiration not Termination. For the avoidance of doubt, expiration
              --------------------------
of the Employment Period on December 31, 2006 shall not constitute a termination of the Employment Period by the Company without Cause, and shall not otherwise be deemed to constitute an event with respect to which you may receive any severance payments pursuant to this Agreement.

          (f) Sole Remedy. Your rights set out in this Section 6 (including
              -----------
rights in the other sections of this Agreement and the other Company plans referred to in Section 6(c)) shall constitute your sole and exclusive rights and remedies as a result of your actual or constructive termination of employment without Cause or the failure of the Company to elect you to the position of Chief Executive Officer, and you hereby waive any such other claims against the Claiborne Group in such event.

7.   Confidentiality.
     ---------------

          (a) The Claiborne Group owns and has developed and compiled, and will own, develop and compile, certain proprietary techniques and confidential information which have great value to its business (referred to in this Agreement, collectively, as "Confidential Information"). Confidential Information includes not only information disclosed by the Claiborne Group to you, but also information developed or learned by you during the course or as a result of employment hereunder, which information you acknowledge is and shall be the sole and exclusive property of the Claiborne Group. Confidential Information includes all proprietary information that has or could have commercial value or other utility in the business in which the Claiborne Group is engaged or contemplates engaging, and all proprietary information of which the unauthorized disclosure could be detrimental to the interests of the Claiborne Group, whether or not such information is specifically labelled as Confidential Information by the Claiborne Group. By way of example and without limitation, Confidential Information includes any and all information developed, obtained or owned by the Claiborne Group concerning trade secrets, techniques, know-how (including designs, plans, procedures, merchandising know-how, processes and research records), software, computer programs, innovations, discoveries, improvements, research, development, test results, reports, specifications, data, formats, marketing data and plans, business plans, strategies, forecasts, unpublished financial information, orders, agreements and other forms of documents, price and cost information, merchandising opportunities, expansion plans, designs, store plans, budgets, projections, customer, supplier and subcontractor identities, characteristics and agreements, and salary, staffing and employment information. Notwithstanding the foregoing, Confidential Information shall not in any event include information which (i) was generally known or generally available to the public prior to its disclosure to you; (ii) becomes generally known or generally available to the public subsequent to disclosure to you through no wrongful act of any person or (iii) which you are required to disclose by applicable law, regulation, or legal process (provided that, unless prohibited by law, you provide the Company with prior notice of the contemplated disclosure and reasonably cooperate with the Company at the Company's expense in seeking a protective order or other appropriate protection of such information).

          (b) You acknowledge and agree that in the performance of your duties hereunder the Claiborne Group will from time to time disclose to you and entrust you with Confidential Information. You also acknowledge and agree that the unauthorized disclosure of Confidential Information, among other things, may be prejudicial to the Claiborne Group's interests, an invasion of privacy and an improper disclosure of trade secrets. You agree that you shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any corporation, partnership, individual or other third party, other than in the course of your assigned duties and for the benefit of the Claiborne Group, any Confidential Information, either during the Employment Period or thereafter.

          (c) In the event your employment with the Company ceases for any reason, you will not remove from the Claiborne Group's premises without its prior written consent any records, files, drawings, documents, equipment, materials or writings received from, created for or belonging to the Claiborne Group, including those which relate to or contain Confidential Information, or any copies thereof. Upon request or when your employment with the Company terminates, you will immediately deliver the same to the Company.

          (d) During the Employment Period, you will disclose to the Company all designs, inventions and business strategies or plans developed by you during such period which relate directly or indirectly to the business of the Claiborne Group, including without limitation any process, operation, product or improvement. You agree that all of the foregoing are and will be the sole and exclusive property of the Claiborne Group and that you will at the Company's request and cost do whatever is necessary to secure the rights thereto, by patent, copyright or otherwise, to the Claiborne Group.

          (e) You and the Company agree that you shall not disclose to the Claiborne Group or use for the Claiborne Group's benefit, any information which may constitute trade secrets or confidential information of third parties, to the extent you have any such secrets or information.

          (f) The provisions of this Section 7 shall survive the termination of this Agreement and the Employment Period.

8.   Restrictive Covenants.
     ---------------------

          (a) You acknowledge and agree (i) that the services to be rendered by you for the Claiborne Group are of a special, unique, extraordinary and personal character, (ii) that you have and will continue to develop a personal acquaintance and relationship with one or more of the Claiborne Group's customers, employees, suppliers and independent contractors, which may constitute the Claiborne Group's primary or only contact with such customers, employees, suppliers and independent contractors, and (iii) that you will be uniquely identified by customers, employees, suppliers, independent contractors and retail consumers with the Claiborne Group's products. Consequently, you agree that it is fair, reasonable and necessary for the protection of the business, operations, assets and reputation of the Claiborne Group that you make the covenants contained in this Section 8.

          (b) You agree that, during the Employment Period and for a period of 18 months thereafter, you shall not, directly or indirectly, own, manage, operate, join, control, participate in, invest in or otherwise be connected or associated with, in any manner, including as an officer, director, employee, partner, consultant, advisor, proprietor, trustee or investor, any Competing Business in the United States; provided however that nothing contained in this
Section 8(b) shall prevent you from owning less than 2% of the voting stock of a publicly held corporation for investment purposes. For purposes of this Section 8(b), the term "Competing Business" shall mean a business engaged in the design, manufacture, distribution or marketing of better apparel and related products which competes with any business then being operated by the Company (except where such competition is de minimus).

          (c) You agree that, during the Employment Period and for a period of 18 months thereafter, you shall not, directly or indirectly,

          (i) persuade or seek to persuade any customer of the Claiborne Group to cease to do business or to reduce the amount of business which any customer has customarily done or contemplates doing with the Claiborne Group, whether or not the relationship between the Claiborne Group and such customer was originally established in whole or in part through your efforts;

          (ii) seek to employ or engage, or assist anyone else to seek to employ or engage, any person who at any time during the year preceding the termination of your employment hereunder was in the employ of the Claiborne Group or was an independent contractor providing material manufacturing, marketing, sales, financial or management consulting services in connection with the business of the Claiborne Group and with whom you had regular contact; or

          (iii) interfere in any manner in the relationship of the Claiborne Group with any of its suppliers or independent contractors, whether or not the relationship between the Claiborne Group and such supplier or independent contractor was originally established in whole or in part by your efforts.

As used in this Section 8, the terms "customer" and "supplier" shall mean and include any individual, proprietorship, partnership, corporation, joint venture, trust or any other form of business entity which is then a customer or supplier, as the case may be, of the Claiborne Group or which was such a customer or supplier at any time during the one-year period immediately preceding the date of termination of employment.

          (d) You agree that, during the Employment Period and for a period of 18 months thereafter, you will take no action which is intended, or would reasonably be expected, to harm the Claiborne Group or its reputation or which would reasonably be expected to lead to unwanted or unfavorable publicity to the Claiborne Group.

          (e) The provisions of this Section 8 shall survive the termination of this Agreement and the Employment Period.

9.   Specific Performance. You acknowledge that the Company would sustain
     --------------------
irreparable injury in the event of a violation by you as of any of the provisions of sections 7 or 8 hereof, and by reason thereof you consent and agree that if you violate any of the provisions of said Sections 7 or 8, in addition to any other remedies available, the Company shall be entitled to a decree specifically enforcing such provisions, and shall be entitled to a temporary and permanent injunction restraining you from committing or continuing any such violation, from any arbitrator duly appointed in accordance with the terms of this Agreement or any court of competent jurisdiction, without the necessity of proving actual damages, posting any bond, or seeking arbitration in any forum.

10.  Life Insurance. You agree that the Claiborne Group will have the right to
     --------------
obtain and maintain life insurance on your life, at its expense, and for its benefit. You agree to cooperate fully with the Claiborne Group in obtaining such life insurance, to sign any necessary consents, applications and other related forms or documents and to take any required medical examinations.

11.  Withholding. The parties understand and agree that all payments to be made
     -----------
by the Company pursuant to this Agreement shall be subject to all applicable tax withholding obligations of the Company.

12.  No Conflict. You represent and warrant that you are not party to or subject
     -----------
to any agreement, contract, understanding, covenant, judgment or decree or under any obligation, contractual or otherwise, in any way restricting or adversely affecting your ability to act for the Claiborne Group in all of the respects contemplated hereby.

13.  Notices. All notices required or permitted hereunder will be given in
     -------
writing by personal delivery; by confirmed facsimile transmission; by express delivery via any reputable express courier service; or by registered or certified mail, return receipt requested, postage prepaid, in each case addressed to the parties at the respective addresses set forth in Exhibit A or at such other address as may be designated in writing by either party to the other in the manner set forth herein. Notices which are delivered personally, by confirmed facsimile transmission, or by courier as aforesaid, will be effective on the date of delivery. Notices delivered by mail will be deemed effectively given upon the fifth calendar day subsequent to the postmark date thereof.

14.  Miscellaneous.
     -------------

          (a) You and the Company hereby agree to enter into an amendment of the Change in Control Agreement, effective as of the date hereof, in substantially the form set forth as Exhibit B hereto. You and the Company additionally agree that with respect to any other agreement between you and the Company containing a definition of "Change in Control" (or any similar phrase) or any plan in which you participate that contains such a definition, the definition of Change in Control contained in the Change in Control Agreement (as amended pursuant to the amendment set forth on Exhibit B) shall replace the definition of Change in Control for purposes of such other agreement or for purposes of such plan (as applied to you) with respect to Stock Options, the March 12 Grant, Restricted Stock grants, annual bonus participation awards, Performance Share grants or other grants or awards issued to you under this Agreement or otherwise on or after January 1, 2003.

          (b) The failure of either party at any time to require performance by the other party of any provision hereunder will in no way affect the right of that party thereafter to enforce the same, nor will it affect any other party's right to enforce the same, or to enforce any of the other provisions in this Agreement; nor will the waiver by either party of the breach of any provision hereof be taken or held to be a waiver of any prior or subsequent breach of such provision or as a waiver of the provision itself.

          (c) This Agreement is a personal contract calling for the provision of unique services by you, and your rights and obligations hereunder may not be sold, transferred, assigned, pledged or hypothecated by you. In the event of any attempted assignment or transfer of rights hereunder by you contrary to the provisions hereof (other than as may be required by law), the Company will have no further liability for payments hereunder. The rights and obligations of the Company hereunder will be binding upon the successors and assigns of the Company and run in favor of any successor and any assignee of all or substantially all of the assets of the Company provided that such successor or assignee agrees in writing to assume all of the obligations of the Company under this Agreement. No such assumption shall relieve the Company of its liability to you under this Agreement.

          (d) Each of the covenants and agreements set forth in this Agreement are separate and independent covenants, each of which has been separately bargained for and the parties hereto intend that the provisions of each such covenant shall be enforced to the fullest extent permissible. Should the whole or any part or provision of any such separate covenant be held or declared invalid, such invalidity shall not in any way affect the validity of any other such covenant or of any part or provision of the same covenant not also held or declared invalid. If any covenant shall be found to be invalid but would be valid if some part thereof were deleted or the period or area of application reduced, then such covenant shall apply with such minimum modification as may be necessary to make it valid and effective.

          (e) This Agreement has been made and will be governed in all respects by the laws of the State of New York applicable to contracts made and to be wholly performed within such state and the parties hereby irrevocably consent to the jurisdiction of the courts of the State of New York and federal courts located therein for the purpose of enforcing this Agreement.

          (f) Any controversy arising out of or relating to this Agreement or the breach hereof shall be settled by arbitration in the City of New York in accordance with the rules then obtaining of the American Arbitration Association and judgment upon the award rendered may be entered in any court having jurisdiction thereof, except that in the event of any controversy relating to any violation or alleged violation of any provision of Section 7 or 8 hereof, the Company in its sole discretion shall be entitled to seek injunctive relief from a court of competent jurisdiction without any requirement to seek arbitration. The parties hereto agree that any arbitral award may be enforced against the parties to an arbitration proceeding or their assets wherever they may be found. In the event that (i) you make a claim against the Company under this Agreement, (ii) the Company disputes such claim, and (iii) you prevail with respect to such disputed claim, then the Company shall reimburse you for your reasonable costs and expenses (including reasonable attorney's fees) incurred by you in pursuing such disputed claim.

          (g) This Agreement supersedes and replaces the letter agreement between you and the Company dated May 9, 1994, as amended. This Agreement may be terminated, altered, modified or changed only by a written instrument signed by both parties hereto.

          (h) The Section headings contained herein are for purposes of convenience only and are not intended to define or list the contents of the Sections.

          (i) The provisions of this Agreement which by their terms call for performance subsequent to termination of the Employment Period, or of this Agreement, shall so survive such termination.

          (j) You shall not be required to mitigate, by seeking employment or otherwise, the amount of any payment or benefit provided for in this Agreement, or under the Incentive Plan, RIAP, Section 162(m) Cash Bonus Plan, or other plan maintained by the Company, including without limitation any payment or benefit made or vested upon or as a result of the termination of your employment, nor will any compensation, income, or other benefit from any source whatsoever create any mitigation, offset or reduction against any such payment or benefit.

          Please confirm your agreement with the foregoing by signing and returning the enclosed copy of this letter, following which this will be a legally binding agreement between us as of the date first written above.

                                                     Very truly yours,

                                                     Liz Claiborne, Inc.

                                                     By: /s/ Michael Scarpa



Accepted and Agreed:


/s/ Paul R. Charron
-----------------------
Paul R. Charron

                                    Exhibit A
                                    ---------

      Amendment #2 to the Liz Claiborne Retirement Income Accumulation Plan
      ---------------------------------------------------------------------

The Liz Claiborne Retirement Income Accumulation Plan (the "Plan") is hereby amended effective November 3, 2003 in the following respects:

1.   Section 1.4(a) of the Plan shall be hereby amended to read as follows:
"Change of Control Termination shall mean a Termination of Employment under
 -----------------------------
circumstances constituting a Covered Termination (as defined in the Executive Termination Benefits Agreement between the Participant and the Company dated January 1, 2001, as amended (the "Change in Control Agreement")) during the Protected Period (as defined in the Change in Control Agreement)."

2.   Section 1.7 of the Plan shall be amended to read as follows: "Disability
                                                                   ----------
shall have the meaning set forth in the Employment Agreement."

3. Section 1.8 of the Plan shall be amended to add at the end thereof the following: "for the period through November 2, 2003 and effective as of November 3, 2003, the employment agreement between the Participant and the Company dated as of November 3, 2003, as amended and in effect from time to time."

4.   Section 1.10 of the Plan shall be restated as follows: "Imputed Earnings
                                                             ----------------
Rate means, (a) for any Fiscal Year beginning on or before the first to occur of
----
(x) the first day of the Fiscal Year corresponding to the 2004 calendar year and
(y) the Participant's Termination of Employment, the greater of (i) the Rate of Return for such Fiscal Year or (ii) the 10-year Treasury rate for the first business day of such Fiscal Year (as published in the Wall Street Journal) compounded annually and (b) for any Fiscal Year beginning thereafter the rate specified in (ii)."

5.   Section 1.13 of the Plan shall be amended to read as follows: "Termination
                                                                    -----------
of Employment means cessation for any reason of the Participant's full-time
-------------
employment by the Company."

6. Section 2.1 of the Plan will be amended to replace the reference to "2003" with a reference to "2005." In addition, the following proviso shall be added at the end of the first sentence of Section 2.1: "; provided, however, that for the avoidance of doubt, in the event the employment of the Participant is terminated in the middle of a Fiscal Year, any credits made pursuant to this section on the first day of such Fiscal Year in respect of Base Salary relating to the portion of the year following such termination shall be deemed not to have been so credited." Further, the last sentence of Section 2.1 of the Plan shall be amended to read as follows: "For purposes of this Section 2.1 and Section 2.2, the Participant's Base Salary for each of Fiscal Years 2003, 2004, 2005 and 2006 shall be deemed to be $1,500,000."

7. Section 2.2 of the Plan shall be amended by adding the following proviso at the end of such section: "; provided, however, that for the avoidance of doubt, in the event the employment of the Participant is terminated in the middle of a Fiscal Year, any credits made pursuant to this section on the first day of such Fiscal Year in respect of Base Salary relating to the portion of the year following such termination shall be deemed not to have been so credited."

8. Section 3.1.1 of the Plan shall be amended to provide as follows: "The Participant's right to be paid, pursuant to the terms of the Plan, the amount standing credited to the Retirement Income Account shall become fully vested and nonforfeitable on the earliest (such earliest event, the "First Vesting Event") of (a) the last day of the Fiscal Year corresponding to the 2004 calendar year, provided that on such date the Participant is employed full-time by the Company pursuant to the Employment Agreement, (b) the Participant's Termination of Employment by reason of death, Disability, termination without Cause (as defined in the Employment Agreement), or termination by the Participant for Good Reason (as defined in the Employment Agreement) or (c) a Change of Control Termination. Without limiting any other provision of the Plan, upon the Participant's Termination of Employment prior to the last day of the Fiscal Year corresponding to the 2004 calendar year for any reason other than those set forth in Section 3.1.1(b) and 3.1.1(c), his rights to payment from the Retirement Income Account shall be forfeited in their entirety. The Participant's right to be paid, pursuant to the terms of the Plan, amounts credited to the Retirement Income Account subsequent to the First Vesting Event ("Post-2004 Credited Amounts") shall become fully vested and nonforfeitable on the earliest of (x) December 31, 2006, provided that on such date the Participant is employed full-time by the Company pursuant to the Employment Agreement, (y) the Participant's Termination of Employment by reason of death or Disability, or (z) a Change of Control Termination. Without limiting any other provision of the Plan, upon the Participant's Termination of Employment subsequent to the First Vesting Event but prior to December 31, 2006 for any reason other than those set forth in
Section 3.1.1(y) and 3.1.1(z), his rights to Post-2004 Credited Amounts shall be forfeited in their entirety."

9. Section 3.2 of the Plan shall be amended by replacing "January 1, 2005" with "December 31, 2006." In addition, Section 3.2 of the Plan will be amended to add the following language after the first sentence of such section:
"Notwithstanding anything else contained therein, the account balance of the Retirement Income Account on the date of payment pursuant to Section 3.3.1 of the Plan (or if the Participant has elected installment payments, the date of the first payment) shall not exceed (x) $13,000,000 minus (y) the sum of (1) the then-present value of the company-provided component of the Participant's Supplemental Executive Retirement Plan benefit plus (2) the Enhanced Interest Amount (as defined in the next sentence). The Enhanced Interest Amount shall equal the excess of (x) the aggregate amounts credited to the Deferred Salary Account for all Fiscal Years pursuant to Section 2.3 minus (y) the aggregate amounts that would have been credited to the Deferred Salary Account for all Fiscal Years pursuant to Section 2.3 if Section 1.10 provided that the Imputed Earnings Rate was based solely on the rate set forth in Section 1.10(a)(y)(ii) of the Plan, as from time to time in effect, rather than on the greater of that rate or the Rate of Return." Further, the first sentence of Section 3.2 of the Plan shall be amended by adding prior to the phrase "Retirement Income Account" the following phrase: "subject to the next sentence,".

10. Section 3.3.1 of the Plan shall be amended by inserting the following proviso at the end of the first sentence thereof: "; provided, however, that for purposes of this sentence only, the Fiscal Year corresponding to calendar year 2006 shall be deemed to conclude on December 31, 2006 and the payment to be made following a Termination of Employment by the

Participant during such Fiscal Year deemed to end on December 31, 2006 shall be due on January 8, 2007."

IN WITNESS WHEREOF, Liz Claiborne, Inc. has caused this instrument to be executed by its duly authorized officer as of the 3rd day of November, 2003.



                                        LIZ CLAIBORNE, INC.



                                        -----------------

                                        By:



I hereby consent to this Amendment #2 to the Liz Claiborne Retirement Income Accumulation Plan.



                                        ---------------
                                        Paul Charron

                                    Exhibit B
                                    ---------

                               FIRST AMENDMENT TO
                               ------------------
                    EXECUTIVE TERMINATION BENEFITS AGREEMENT
                    ----------------------------------------

     THIS FIRST AMENDMENT TO THE EXECUTIVE TERMINATION BENEFITS AGREEMENT (this "Amendment") is made as of November 3, 2003 by and among Liz Claiborne, Inc. (the "Company") and Paul R. Charron (the "Executive) (the Company and the Executive together, the "Parties"). Unless otherwise specified, capitalized terms herein shall have the meaning ascribed to them in the Change in Control Agreement (as defined herein).

                                   WITNESSETH:
                                   ----------

     WHEREAS, the Parties are the parties to that certain Executive Termination Benefits Agreement, dated as of January 1, 2001 (the "Change in Control Agreement").

     WHEREAS, the Parties desire to amend the Change in Control Agreement as set forth in this Amendment.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained in this Amendment, and intending to be legally bound hereby, the parties hereto agree as follows:

     1. Amendment of Section 1(a). Section 1(a) of the Change in Control
        -------------------------
Agreement is amended by replacing the phrase "December 31, 2003" in Section 1(a)(i) with "December 31, 2006," and by eliminating the portion of such Section 1(a) that follows such reference to December 31, 2003.

     2. Amendment of Section 2(a)(iii). Section 2(a)(iii) of the Change in
        ------------------------------
Control Agreement is amended by replacing the phrase "sixty percent (60%)" agreement with the phrase "fifty percent (50%)."
     3. Counterparts; Effectiveness. This Amendment may be executed by facsimile
        ---------------------------
and in one or more counterparts, all of which shall be considered one and the same agreement. Except as expressly amended hereby, the terms and conditions of the Change in Control Agreement shall remain in full force and effect.
     4. Controlling Law. This Amendment shall be construed in accordance with
        ---------------
the laws of the State of Delaware with respect to contracts to be performed exclusively therein without regard to its conflict of laws rules.

     IN WITNESS WHEREOF, the undersigned have hereunto set their hands to this Amendment to the Change in Control Agreement and consented to the amendments to the Change in Control Agreement contemplated hereby as of the date set forth above.

LIZ CLAIBORNE INC.


By:
    ---------------------------------
         Name:
         Title:



----------------------

Paul Charron